UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2009 (July 2, 2009)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices) (Zip Code)

806-771-5212
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On July 2, 2009, there was a development in the legal proceeding involving NTS Communications, Inc. (“NTS”), the wholly owned U.S.-based subsidiary of Xfone, Inc. (the “Company”) and Global Crossing Telecommunications, Inc. (“Global Crossing”).

Background

As previously disclosed, on March 27, 2009, NTS filed suit against Global Crossing in the 160th District Court of Dallas County, Texas seeking $441,148.51 for unpaid telecommunications services, which NTS had provided in November and December 2008. The suit stems from a certain Telecommunications Agreement entered into between NTS and Global Crossing, which had an effective date of November 2, 2006.  On April 15, 2009, Global Crossing removed the case to Federal Court, and on April 17, 2009, Global Crossing filed an Original Answer denying NTS’ claim.  Global Crossing also filed a Counterclaim alleging that NTS failed to perform its obligations under the Telecommunications Agreement and federal law between 2006 and 2008, and seeking damages in the amount of $8,000,000. On April 30, 2009, Xfone claimed indemnity from NTS’ former shareholders with respect to the damages sought by Global Crossing in the Counterclaim, pursuant to the protections available to Xfone for suffering adverse consequences under the terms of the Stock Purchase Agreement and Escrow Agreement entered into in connection with Xfone’s purchase of NTS.  NTS filed its Original Answer to the Counterclaim on May 7, 2009.

Recent Development

On July 2, 2009, NTS received a filed copy of a joint stipulation of dismissal with prejudice, which had been filed with the Federal Court on June 30, 2009, pursuant to a Settlement Agreement and General Release entered into by and between NTS and Global Crossing dated June 30, 2009 (the “Agreement”).  Pursuant to the Agreement, NTS has agreed to issue a credit on its next invoice to Global Crossing in the amount of $431,549.68, and each party agreed to release the other from all claims and counterclaims.

Item 9.01                      Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: July 2, 2009	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director